Exhibit 23.5

Consent of Independent Registered

Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Simmons First National Corporation (the “Company”) of our report dated March 24, 2015, on our audits of the consolidated financial statements of Liberty Bancshares, Inc. and its subsidiaries as of December 31, 2014 and 2013 and for each of the years in the three year period ended December 31, 2014, which is included in the Company’s Current Report on Form 8-K filed July 30, 2015.

/s/ BKD, LLP

Springfield, Missouri

September 10, 2015